EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

CHELSEY DIRECT, LLC,

CHELSEY ACQUISITION, INC.

AND

HANOVER DIRECT, INC.

DATED: AS OF NOVEMBER 27, 2006

TABLE OF CONTENTS

Page

ARTICLE 1	THE MERGER	1
Section 1.1	The Merger	1
Section 1.2	Closing	1
Section 1.3	Effective Time	2
Section 1.4	Effects of the Merger	2
Section 1.5	Certificate of Incorporation and Bylaws of the Surviving Corporation	2
Section 1.6	Directors of the Surviving Corporation	2
Section 1.7	Officers of the Surviving Corporation	2
Section 1.8	Additional Actions	2
ARTICLE 2	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY

STOCK OPTIONS	2
Section 2.1	Effect on Capital Stock	3
Section 2.2	Appraisal Rights	3
Section 2.3	Surrender of Certificates	3
Section 2.4	Company Stock Options	5
Section 2.5	Withholding Taxes	5
Section 2.6	Adjustments	5
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	6
Section 3.1	Organization, Standing and Corporate Power	6
Section 3.2	Capitalization	6
Section 3.3	Authority; Noncontravention; Stock Approval	7
Section 3.4	Governmental Approvals	8
Section 3.5	Company SEC Documents; Undisclosed Liabilities.	8
Section 3.6	Legal Proceedings	9
Section 3.7	Compliance With Laws	9
Section 3.8	Tax Matters	9
Section 3.9	Valuation Analysis	9
Section 3.10	Brokers and Other Advisors	9
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND
MERGER SUB	10
Section 4.1	Organization, Standing and Corporate Power	10
Section 4.2	Authority; Noncontravention	10
Section 4.3	Governmental Approvals	10
Section 4.4	Ownership and Operations of Merger Sub	11
Section 4.5	Availability of Funds	11
Section 4.6	Brokers and Other Advisors	11

TABLE OF CONTENTS

(continued)

Page

ARTICLE 5	COVENANTS AND AGREEMENTS	11
Section 5.1	Preparation of the Proxy Statement; Schedule 13E-3; Stockholder
Meeting	11
Section 5.2	Conduct of Business of the Company	12
Section 5.3	Further Action; Efforts	15
Section 5.4	Public Announcements	16
Section 5.5	Access to Information; Confidentiality	16
Section 5.6	Notification of Certain Matters	16
Section 5.7	Indemnification and Insurance	17
Section 5.8	Securityholder Litigation	18
Section 5.9	Fees and Expenses	18
Section 5.10	Purchaser Vote	18
Section 5.11	Approval by Chelsey Finance	18

ARTICLE 6	CONDITIONS PRECEDENT	18
Section 6.1	Conditions to Each Party’s Obligation to Effect the Merger	18
Section 6.2	Conditions to Obligations of Purchaser and Merger Sub	18
Section 6.3	Conditions to Obligations of the Company	19
ARTICLE 7	TERMINATION	19
Section 7.1	Termination	19
Section 7.2	Effect of Termination	21
ARTICLE 8	MISCELLANEOUS	22
Section 8.1	Effect of Action of Knowledge of Purchaser Group	22
Section 8.2	Nonsurvival of Representations and Warranties	22
Section 8.3	Amendment or Supplement	23
Section 8.4	Extension of Time, Waiver, Etc	23
Section 8.5	Assignment	23
Section 8.6	Counterparts; Facsimile; Electronic Transmission	23
Section 8.7	Entire Agreement; No Third-Party Beneficiaries	23
Section 8.8	Governing Law; Waiver of Jury Trial	23
Section 8.9	Specific Enforcement	23
Section 8.10	Consent to Jurisdiction	24
Section 8.11	Notices	24
Section 8.12	Severability	25
Section 8.13	Definitions	25
Section 8.14	Interpretation	28

-ii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 27, 2006 (this “Agreement”), is among CHELSEY DIRECT, LLC, a Delaware limited liability company (“Purchaser”), CHELSEY ACQUISITION, INC., a Delaware corporation and a direct, wholly owned Subsidiary of Purchaser (“Merger Sub”), and HANOVER DIRECT, INC., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.13.

WHEREAS, Purchaser desires to acquire all shares of the issued and outstanding Company Common Stock (as hereinafter defined) not held as of the Effective Time (as hereinafter defined) by Purchaser, Merger Sub or the Purchaser Group (as hereinafter defined) for a purchase price per share payable in cash of $0.25 per share;

WHEREAS, immediately prior to the execution of this Agreement by the parties hereto, Purchaser and certain of its affiliates (collectively, the “Purchaser Group”), beneficially and of record own (i)15,364,682 outstanding shares (excluding options and warrants) of Company Common Stock, constituting approximately 69% of the issued and outstanding shares of Company Common Stock and (ii) 564,819 shares of the Series C Participating Preferred Stock (the “Series C Preferred Stock”), constituting 100% of the issued and outstanding shares of Series C Preferred Stock;

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement; and

WHEREAS, Purchaser, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

The Merger

Section 1.1         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2          Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. New York time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the “Closing Date.” The Closing will be held at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, New York 10112-2200, unless another place is agreed to in writing by the parties hereto.

Section 1.3          Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4          Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5	Certificate of Incorporation and Bylaws of the Surviving Corporation

(a)           The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit A hereto and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b)           The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, in the form attached as Exhibit B hereto, shall become the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.6          Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.7          Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.8         Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine that any deeds, bills of sale, assignments or assurances in law or any other acts are reasonably necessary to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, the officers and directors of the Surviving Corporation and Purchaser shall be fully authorized in the name of the Company to take any and all such action.

ARTICLE 2

Effect of the Merger on the Capital Stock of the Constituent Corporations;

Exchange of Certificates; Company Stock Options

Section 2.1         Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub:

(a)           Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

(b)           Cancellation of Treasury Stock and Purchaser-Owned Stock. Any shares of Company Capital Stock that are owned by the Company as treasury stock, and any shares of Company Capital Stock owned by Purchaser, the Purchaser Group, Merger Sub, any other wholly owned Subsidiary of Purchaser, or held by those persons or entities listed in Schedule A attached hereto, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(c)           Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Appraisal Shares) shall be converted into the right to receive $0.25 in cash, without interest (the “Per Share Amount”). As used herein, the term “Merger Consideration” means the cash payable to former stockholders of the Company pursuant to this Section 2.1(c).

Section 2.2          Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c), but instead such holder shall be entitled to payment of the fair value of such shares (the “Appraisal Shares”) in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each of such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Amount as provided in Section 2.1(c). The Company shall (i) deliver prompt notice to Purchaser of any demands for appraisal of any shares of Company Common Stock, and (ii) give Purchaser the opportunity to participate in all negotiations and proceedings with respect to any such demand. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, such consent not to be unreasonably withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.3	Surrender of Certificates.

(a)           Paying Agent. Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for payment of the Merger Consideration upon surrender of the certificates that immediately prior to the Effective Time represented shares of Company Capital Stock (each such certificate, a “Certificate”). Immediately following the Effective Time, Purchaser shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(c) upon surrender of Certificates representing outstanding shares of Company Capital Stock (it being understood that Purchaser may cause the Surviving Corporation to deposit a portion of such cash amount with the Paying Agent, provided, however, that Purchaser shall not cause the Surviving Corporation to deposit with the Paying Agent any amount of cash which, after such deposit, would cause the Surviving Corporation: (i) to be unable to pay its debts (including trade debts) as they mature; (ii) to have the fair value of the Surviving Corporation’s liabilities exceed the fair value of its assets as a going concern; or (iii) to be left with unreasonably small capital). Such funds provided to the Paying Agent are referred to herein as the “Payment Fund.”

(b)           Payment Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate: (i) a letter of transmittal (which shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the right to receive the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any Certificate.

(c)           Transfer Books; No Further Ownership Rights in Company Capital Stock. At the Effective Time: (i) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate upon surrender thereof in accordance with Section 2.3(b) (except that the Purchaser and the Purchaser Group shall not be entitled to receive such consideration consistent with Section 2.1(b) herein); and (ii) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. All cash paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Certificates. Subject to Section 2.3(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

(d)           Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such

Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such Person of a bond, in such reasonable amount as Purchaser may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Per Share Amount to such Person in exchange for each share of Company Common Stock evidenced by such lost, stolen or destroyed Certificate.

(e)           Termination of Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of the Certificates six months after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand. Any former holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration payable with respect thereto.

(f)           No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the Company, Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)           Investment of Payment Fund. Purchaser may cause the Paying Agent to invest the Payment Fund in a money market fund registered under the Investment Company Act of 1940, the principal of which is invested solely in obligations issued or guaranteed by the United States Government and repurchase agreements in respect of such obligations. Any interest and other income resulting from any such investment shall be the property of, and shall be paid promptly to, Purchaser.

Section 2.4          Company Stock Options. At the Effective Time, Purchaser shall not assume any option granted pursuant to a Company Stock Plan that is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) and that represents the right to acquire shares of Company Common Stock (each, an “Option”) and shall not substitute any similar option or right for any such Option. All outstanding Options that have not been exercised by the holders thereof at or prior to the Effective Time shall become fully vested and shall terminate if not exercised prior to the Effective Time. Prior to the Effective Time, the Company shall take all actions necessary to terminate the Company Stock Plans, such termination to be effective at or before the Effective Time. At the Effective Time, Eligible Options (as hereinafter defined) shall be converted into the right to receive a cash amount equal to the Option Consideration (as hereinafter defined) for each share of Company Common Stock then subject to the Eligible Option (as hereinafter defined) (it being understood that (i) with respect to an Eligible Option held by a Person whose employment by the Company or its Subsidiaries was terminated prior to the Effective Time, Option Consideration shall only be paid with respect to the portion of such Eligible Option that was vested as of the time such Person’s employment relationship with the Company or its Subsidiaries terminated and the post-termination exercise period applicable to such Eligible Options has not expired as set forth in the documentation evidencing such Eligible Option and (ii) with respect to Eligible Options which by the terms of the grant documents relating thereto, specifically provide for less acceleration than is provided for under the terms of the Company Stock Plan pursuant to which such Eligible Option was granted, if any, the Option Consideration shall be paid only with respect to the portion of such Eligible Option which vests pursuant to the terms of such grant documents). Prior to the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the sum of the aggregate Option Consideration for each Eligible Option then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Eligible Options in accordance with this Section 2.4(a). For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Eligible Option, an amount equal to the excess, if any, of: (1) the Per Share

Amount; over (2) the exercise price payable in respect of such share of Company Common Stock issuable under such Eligible Option. For purposes of this Agreement, “Eligible Option” means an Option with an exercise price per share of less than the Per Share Amount that has not been exercised prior to the Effective Time.

Section 2.5          Withholding Taxes. The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a former holder of shares of Company Common Stock or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any applicable provision of state, local or foreign Law. Withholding taxes will not apply, however, to a U.S. holder of shares of Company Common Stock who furnishes to the Paying Agent a correct taxpayer identification number and certifies as to not being subject to backup withholding on an executed IRS Form W- 9 or is otherwise exempt from backup withholding. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6          Adjustments. If during the period from the date of this Agreement through the Effective Time, any change in the outstanding shares of Company Capital Stock or securities convertible or exchangeable into or exercisable for shares of Company Capital Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Capital Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Per Share Amount shall be appropriately adjusted to reflect such change.

ARTICLE 3

Representations and Warranties of the Company

Except as set forth in the disclosure schedules attached hereto, the Company represents and warrants to Purchaser and Merger Sub as follows:

Section 3.1         Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and, in the case of the Company and its Subsidiaries, in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2          Capitalization. The authorized capital stock of the Company consists of shares of Company Common Stock and 564,819 shares of Company Series C Preferred Stock. As of the date of this Agreement: (i) 22,426,296 shares of Company Common Stock were issued and outstanding (none of which were held by the Company in its treasury); (ii) 3,460,000 shares of Company Common Stock were reserved for issuance under all the Company Stock Plans (of which 551,900 shares of Company Common Stock were subject to outstanding options granted thereunder and 63,365 shares of Company Common Stock awarded thereunder that were unvested or subject to a repurchase option, risk of forfeiture or other similar condition in favor of the Company); and (iii) 564,819 shares of Company Series C Preferred Stock were issued and outstanding. All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Schedule 3.2(a) hereto sets forth a list, as of the date of this Agreement, of all outstanding options to purchase shares of Company Common Stock, and all awards of Company Common Stock that are subject to a repurchase option, risk of forfeiture or other similar condition in favor of the Company, granted under the each Company Stock Plan, and, for each such option and stock award: (A) the number of shares of Company Common Stock subject thereto; (B) the date of grant; (C) the expiration date (if applicable); (D) the exercise or purchase price thereof; (E) the name of the holder thereof; (F) the number of options or shares that are vested; and (G) any provision for the acceleration of vesting. Except as set forth above on Schedule 3.2(a), as of the date of this Agreement, there are no other shares of Company Capital Stock issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of Company Capital Stock.

Section 3.3	Authority; Noncontravention; Stockholder Approval.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by the Board of Directors of the Company (the “Board of Directors”), and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, except for obtaining the Company Stockholder Approval with respect to such performance and consummation, as further provided herein or required by Law, and subject to the conditions set forth herein. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability: (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”).

(b)           The Board of Directors, at a meeting duly called and held, duly adopted resolutions (i) approving, adopting and declaring advisable this Agreement, the Merger and the transactions contemplated hereby, (ii) determining that the terms of this Agreement and the Merger are fair to and in the best interests of the Company and the Public Stockholders (as hereinafter defined) and (iii) recommending that the Company’s stockholders adopt this Agreement (such recommendation being referred as the “Company Board Recommendation”).

(c)           Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will: (i) in any material respect conflict with or violate any provision of the Company’s certificate of incorporation and bylaws (the “Company Charter Documents”) or any of the certificates of incorporation and bylaws (or comparable organizational documents) of each of the Company’s Subsidiaries (the “Subsidiary Documents”); or (ii) assuming that the authorizations, consents and approvals referred to in Sections 3.4 and 6.1(c) and the Company Stockholder Approval are obtained, the filings referred to in Section 3.4 are made, and a Change of Recommendation pursuant to Section 5.1(c) has not been made: (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (B) violate or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any liens, pledges, charges, mortgages, encumbrances, adverse claims or security interests (except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”) upon any of the respective properties or other assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Contract except, in the case of clause “(ii)” of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to constitute a Company Material Adverse Effect.

(d)           The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

Section 3.4         Governmental Approvals. Except for: (a) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and the related transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the Pink Sheets and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to have a material adverse effect on the Company’s ability to consummate the Transactions.

Section 3.5	Company SEC Documents; Undisclosed Liabilities.

(a)           Since February 21, 2006, the Company has filed and furnished all required reports, schedules, forms, prospectuses and registration, proxy and other statements required to be filed or furnished by it with or to the SEC. All such required reports, schedules, forms, prospectuses and registration, proxy and other statements (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Documents”). None of such Company SEC Documents on the dates filed (except to the extent that information contained in such Company SEC Document has been superseded, revised, amended or restated by a subsequent Company SEC Document filed prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Each of the consolidated financial statements of the Company included in the Company SEC Documents (except to the extent that information contained in such Company SEC Document has been superseded, revised, amended or restated by a subsequent Company SEC Document filed prior to the date hereof), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(c)           Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations: (i) as and to the extent set forth on the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2006 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents; (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iii) under this Agreement.

Section 3.6          Legal Proceedings. Except as set forth on Schedule 3.6 hereto or as disclosed in the Company SEC Documents, there is no pending or, to the Knowledge of the Company, threatened in writing, material legal, administrative, arbitral or other proceeding against, or, to the Knowledge of the Company, governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened in writing to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries by or before any Governmental Authority.

Section 3.7          Compliance With Laws. The Company and its Subsidiaries are and have been in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations.

Section 3.8          Tax Matters. The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it for which the last day for timely filing has past, and all such Tax Returns and elections are accurate and complete in all material respects. All Taxes required to be paid by the Company and each of its Subsidiaries have been timely paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

Section 3.9          Valuation Analysis. Goldsmith Agio Helms (“Goldsmith Agio”), has delivered its valuation analysis to the Company, dated as of November 8, 2006 (the “Valuation Analysis”).

Section 3.10        Brokers and Other Advisors. Other than as set forth on Schedule 3.10, and except for Goldsmith Agio, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company or any of its Subsidiaries.

ARTICLE 4

Representations and Warranties of Purchaser and Merger Sub

Purchaser and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1          Organization, Standing and Corporate Power. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

Section 4.2	Authority; Noncontravention.

(a)           Each of Purchaser and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement, and the consummation by Purchaser and Merger Sub of the Transactions, have been duly authorized and approved by their respective Board of Directors and Board of Managers (and promptly following the execution hereof will be adopted by Purchaser as the sole stockholder of Merger Sub) and no other corporate action on the part of Purchaser and Merger Sub is necessary to authorize the execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Purchaser and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Neither the execution and delivery of this Agreement by Purchaser and Merger Sub, nor the consummation by Purchaser or Merger Sub of the Transactions, nor compliance by Purchaser or Merger Sub with any of the terms or provisions hereof, will: (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Purchaser or Merger Sub; or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made: (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets; or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Purchaser or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Purchaser, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause “(ii)” of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Purchaser or Merger Sub to consummate the Transactions (a “Purchaser Material Adverse Effect”).

Section 4.3          Governmental Approvals. Except for: (a) the filing with the SEC of the Schedule 13E-3 and other filings required under, and compliance with applicable requirements of, the Securities Act and the Exchange Act and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this

Agreement by Purchaser and Merger Sub or the consummation by Purchaser and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.4          Ownership and Operations of Merger Sub. Purchaser owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.5          Availability of Funds. Purchaser and the Purchaser Group collectively have, as of the date of this Agreement, and will have at all times through and including as of the Effective Time sufficient resources that, together with the cash that Purchaser may be permitted to cause the Surviving Corporation to deposit with the Paying Agent immediately following the Effective Time in accordance with the provisions of Section 2.3(a), will enable it to pay the aggregate Merger Consideration pursuant to this Agreement, and to otherwise perform Purchaser’s and Merger Sub’s obligations under this Agreement.

Section 4.6          Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser or any of its Subsidiaries.

ARTICLE 5

Covenants and Agreements

Section 5.1         Preparation of the Proxy Statement; Schedule 13E-3; Stockholder Meeting.

(a)           Each of the Company, Purchaser and Merger Sub shall as soon as practicable following the date of this Agreement prepare and file with the SEC the Schedule 13E-3 and the Company shall as soon as practicable following the date of this Agreement prepare and file with the SEC the Proxy Statement in preliminary form. The Company shall use commercially reasonable efforts to: (i) respond to any comments on the Proxy Statement or Schedule 13E-3 or requests for additional information from the SEC with respect thereto as soon as practicable after receipt of any such comments or requests and to have the Proxy Statement and Schedule 13E-3 cleared by the SEC as promptly as practicable after the initial filing thereof; and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following clearance by the SEC. The Company shall promptly: (A) notify Purchaser upon the receipt of any such comments or requests; and (B) provide Purchaser with copies of correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Schedule 13E-3 and the Proxy Statement or additional information requests. Prior to responding to such comments or requests or the filing of the Schedule 13E-3 or filing or mailing of the Proxy Statement, as the case may be: (1) each of the Company, Purchaser and Merger Sub shall provide the other party with a reasonable opportunity to review and comment on any drafts of the Proxy Statement, the Schedule 13E-3 and related correspondence and filings submitted to the SEC and/or its staff, and will in good faith consider such comments; and (2) to the extent practicable, the Company and its outside counsel shall provide Purchaser and its outside counsel with the opportunity to participate in communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, the Schedule 13E-3, this Agreement or any of the Transactions.

The Proxy Statement and Schedule 13E-3 shall include the Company Board Recommendation and a copy of the written opinion of Goldsmith Agio referred to in Section 3.10. If at any time prior to the Company Stockholders Meeting any event shall occur, or fact or information shall be discovered by the Company, Purchaser or Merger Sub, that is required to be set forth in an amendment of or a supplement to the Proxy Statement or Schedule 13E-3, the Company, Purchaser or Merger Sub, as the case may be, shall promptly inform the other of such occurrences or discoveries, and in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and cause such amendment or supplement to be distributed to the stockholders of the Company if and to the extent required by applicable Law. Purchaser agrees to furnish to the Company all information concerning Purchaser and its Subsidiaries, officers, directors and stockholders as may be reasonably requested by the Company in order for it to comply with its obligations under this Section 5.1(a).

(b)           Subject to Section 5.1(c), (i) the Company shall, as soon as practicable following the clearance of the Proxy Statement by the SEC, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) to obtain the Company Stockholder Approval; (ii) the Proxy Statement shall include a description of the Board’s determinations referred to in Section 3.3(b) (including the Company Board Recommendation), and (iii) the Company shall use its commercially reasonable efforts to obtain the Company Stockholder Approval.

(c)           The Board of Directors may at any time (i) withdraw, withhold, modify, or change in any manner any approval or recommendation regarding this Agreement or the transactions contemplated hereby, or (ii) approve and be prepared to enter into or recommend and declare advisable any Superior Proposal (such action pursuant to clause (i) or (ii) of this Section 5.1(c), a “Change of Recommendation”), if the Board of Directors determines in good faith that the failure to make the Change of Recommendation would be inconsistent with the fiduciary obligations of the Board of Directors under applicable law.

Section 5.2          Conduct of Business of the Company. Except as permitted or contemplated by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Purchaser otherwise consents in writing (which consent will not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to: (x) conduct its business in the ordinary course consistent with past practice; (y) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Material Contracts; and (z) use commercially reasonable efforts to: (i) maintain and preserve intact its business organization and the goodwill of those having business relationships with it; and (ii) retain the services of its present officers and key employees. Without limiting the generality of the foregoing, except as expressly permitted or contemplated by this Agreement, as set forth on Schedule 5.2 or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to unless Purchaser otherwise consents in writing (which such consent shall not be unreasonably withheld or delayed):

(a)           (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of any of the capital stock of the Company or any of its Subsidiaries (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) adjust, split, combine or reclassify any of the capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or any other securities of the Company or any of its Subsidiaries; or (iii) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares or other securities;

(b)          issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of capital stock of the Company or any of its Subsidiaries, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Eligible Options outstanding on the date of this Agreement and listed on Section 3.2 hereto in accordance with the terms of the applicable Company Stock Plan;

(c)           incur any indebtedness for borrowed money or guarantee any indebtedness, other than, in the ordinary course of business consistent with past practice;

(d)           sell, transfer, lease, license, mortgage, encumber or subject to any Lien or otherwise dispose of (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except: (i) sales of merchandise in the ordinary course of business; (ii) pursuant to Contracts in force at the date of this Agreement and disclosed to Purchaser; or (iii) dispositions of obsolete assets;

(e)           make any capital expenditures, except in the ordinary course of business consistent with past practice;

(f)           make any acquisition (by purchase of securities or assets, merger, consolidation or otherwise) of any other Person, business or division or make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan to, or any guarantee for the benefit of, any Person;

(g)           enter into, or materially amend, modify or supplement any Material Contract outside the ordinary course of business consistent with past practice (except as may be necessary for the Company to comply with its obligations hereunder) or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or otherwise) or settle any material litigation or claim made against the Company;

(h)           enter into any joint venture, general or limited partnership agreement, limited liability company agreement or other similar agreement;

(i)	amend the Company Charter Documents or the Subsidiary Documents;

(j)            adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization; or

(k)           authorize any of, or commit or agree in writing or otherwise, to take any of, the foregoing actions.

Section 5.3          Further Action; Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable.

Section 5.4          Public Announcements. The initial press release with respect to the execution of this Agreement shall be a Company press release to be reasonably agreed upon by Purchaser and the Company. Thereafter, neither the Company nor Purchaser shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except: (a) as may be required by Law as determined in the good faith judgment of the party proposing to make such release, in which case neither the Company nor Purchaser shall issue or cause the publication of such press release or other public announcement without prior consultation with the other party, to the extent practicable; and (b) as may be consistent with actions taken by the Company or the Board of Directors pursuant to Section 7.1(f)(ii) or 5.1(c).

Section 5.5          Access to Information; Confidentiality. Subject to applicable Laws relating to access to and the exchange of information (and solely to the extent reasonably necessary to consummate the Transactions or plan the post-Closing integration of Purchaser and the Company): (a) the Company shall, and shall cause each of its Subsidiaries to, afford to Purchaser and Purchaser’s Representatives reasonable access during normal business hours and on reasonable advance notice to the Company’s and its Subsidiaries’ properties, books, records and Representatives; (b) the Company shall provide Purchaser and Purchaser’s Representatives such information related to the Company’s cash, cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses as they may request from time to time and (c) the Company shall provide all other information concerning its and its Subsidiaries’ business, properties and personnel as Purchaser may reasonably request for the purposes referred to above. Purchaser shall hold information received from the Company pursuant to this Section 5.5 in confidence, except Purchaser shall not be required to keep such information in confidence if (a) such information becomes generally available to the public other than as a result of unauthorized disclosure by the Purchaser or (b) if the Purchaser becomes legally compelled to disclose any such information.

Section 5.6          Notification of Certain Matters. The Company shall use reasonable efforts to give prompt notice to Purchaser, and Purchaser shall use reasonable efforts to give prompt notice to the Company, of: (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions, if the subject matter of such communication would reasonably be expected to be material to the Company, the Surviving Corporation or Purchaser; (b) any investigation or legal, administrative, arbitral or other proceeding relating to the Transactions, to such party’s Knowledge, commenced or threatened against such party or any of its Subsidiaries; (c) the discovery, to such party’s Knowledge, of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or would reasonably be expected to cause any representation or warranty made by such party contained in this Agreement to be untrue in any material respect; and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (nor shall any information provided pursuant to Section 5.5)): (A) be considered in determining whether any representation or warranty is true for purposes of Article 6 or Article 7; (B) cure any breach or non-compliance with any other provision of this Agreement; or (C) limit the remedies available to the party receiving such notice; provided, further, that the failure to deliver any notice pursuant to this Section 5.6 shall not be considered in determining whether the condition set forth in Section 6.2(b) or Section 6.3(b) has been satisfied or the related termination right in Article 7 is available.

Section 5.7	Indemnification and Insurance.

(a)           From and after the Effective Time, the Surviving Corporation shall (and Purchaser shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to, (i) Robert H. Masson, A. David Brown, and Donald Hecht (collectively, the “Former Independent Directors”), and (ii) the individuals who, at any time during the period from immediately prior to the execution of this Agreement to immediately prior to the Effective Time, were directors or officers of the Company or any of its Subsidiaries (collectively with the Former Independent Directors, the “Indemnitees”), with respect to all acts or omissions by the Indemnitees in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) the Company Charter Documents as in effect on the date of this Agreement; and (ii) any applicable contract as in effect on the date of this Agreement which is disclosed to Purchaser.

(b)           Without limiting the provisions of Section 5.7(a), during the period commencing with the Closing and ending on the sixth anniversary of the Effective Time, Purchaser shall: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its Subsidiaries; or (B) any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 5.7(b) or elsewhere in this Agreement, neither Purchaser nor the Surviving Corporation shall settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.7(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)           Purchaser will provide, or cause the Surviving Corporation to provide, for a period of not less than three years after the Effective Time, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Purchaser and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Purchaser or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided, further that at Purchaser’s option, Purchaser may guarantee the Surviving Corporation’s indemnification obligation provided for in Section 5.7(a) for a period of not less than three years after the Effective Time in lieu of purchasing the D&O Insurance.

(d)           The Indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7. The provisions of this Section 5.7 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

(e)           In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.7.

(f)           Nothing in this Section 5.7 shall in any way limit the effect of Section 259 of the DGCL as it applies to the Merger and the Company’s indemnification obligations.

Section 5.8          Securityholder Litigation. The Company shall give Purchaser the opportunity to participate in the defense of any securityholder litigation against the Company and/or its directors relating to the Transactions.

Section 5.9          Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses unless there is a Change of Recommendation..

Section 5.10       Purchaser Vote. As the holders of a majority of the outstanding shares of Company Common Stock, the Purchaser shall vote and shall cause the Purchaser Group to vote in favor of the adoption of this Agreement whether (in person or by proxy) at the Company Stockholders Meeting or any adjournment or postponement thereof.

Section 5.11       Approval by Chelsey Finance. Purchaser shall cause Chelsey Finance, LLC (“Chelsey Finance”) to approve the Merger and all Transactions pursuant thereto, consistent with and in satisfaction of the terms of the agreement between Chelsey Finance and the Company.

ARTICLE 6

Conditions Precedent

Section 6.1         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents; and

(b)           No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority, whether temporary, preliminary or permanent (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal or otherwise imposing material limitations on the ability of Purchaser and Merger Sub effectively to acquire or hold the business of the Company and its Subsidiaries; and

(c)           Lender Consents. All obligations of the Company to Wachovia National Bank and Chelsey Finance (collectively, the “Lenders”) shall have been fully discharged, or the Lenders shall have consented in writing to the Merger and all Transactions pursuant thereto or shall have released or waived any rights the Lenders may have to oppose, sue on, or otherwise assert claims arising from the Company’s agreement to and consummation of the Merger and all Transactions pursuant thereto, in each case consistent with and in satisfaction of the terms of the agreement between the Company and either of the Lenders.

Section 6.2         Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except for representations and warranties expressly made as of an earlier date, in which case as of such earlier date); provided, however, that (i) all materiality and “Company Material Adverse Effect” qualifiers shall be disregarded in determining the accuracy of such representations and warranties for purposes of this Section 6.2(a) and (ii) the condition set forth in this Section 6.2(a) shall be deemed satisfied unless the effect of all such failures of such representations and warranties to be true and correct, taken together, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(b)           Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(c)           Company Material Adverse Effect. Since the date of this Agreement through the Closing Date, there shall have been no change, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(d)           Resolution of Pending Litigation. The shareholder-initiated litigation currently pending against the Company, and any litigation against the Company that has arisen or may arise in connection with the Merger on or before the Closing, shall have been settled or otherwise completely resolved.

Section 6.3          Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Purchaser and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except for representations and warranties expressly made as of an earlier date, in which case as of such earlier date); provided, however, that (i) all materiality and “Purchaser Material Adverse Effect” qualifiers shall be disregarded in determining the accuracy of such representations and warranties for purposes of this Section 6.3(a) and (ii) the condition set forth in this Section 6.3(a) shall be deemed satisfied unless the effect of all such failures of such representations and warranties to be true and correct, taken together, has had, or would reasonably be expected to have, a Purchaser Material Adverse Effect;

(b)           Performance of Obligations of Purchaser and Merger Sub. Purchaser and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

(c)           Cash Deposit. Purchaser shall have deposited with the Payment Agent cash in an amount that, together with the cash that Purchaser may be causing the Surviving Corporation to deposit with the Paying Agent immediately following the Effective Time in accordance with the provisions of Section 2.3(a), is sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(c) upon surrender of Certificates representing outstanding shares of Company Capital Stock.

ARTICLE 7

Termination

Section 7.1          Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time before or after the Company Stockholder Approval:

(a)           by the mutual written consent of the Company and Purchaser duly authorized by each of their respective Boards of Directors; or

(b)           by either of the Purchaser or the Company (acting at the direction of the Board of Directors):

(i)           if the Merger shall not have been consummated on or before March 31, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such party or any Affiliate of such party to perform any of its obligations under this Agreement; or

(ii)          if any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the imposition of such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii)         if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)           by Purchaser if: (i) there is an inaccuracy in any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied; or (ii) there has been a breach by the Company of any of its covenants in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (the events described in clauses “(i)” and “(ii)” of this sentence being referred to as a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable through the exercise of reasonable efforts, Purchaser may not terminate this Agreement under this Section 7.1(c) unless such Terminating Company Breach has not been cured within twenty business days after notice thereof is received by the Company; or

(d)           by Purchaser if from the date of this Agreement through the Closing Date, there shall have been a change, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(e)           by Purchaser if the Board of Directors or any committee thereof (i) shall have withdrawn or modified or changed in any manner adverse to Purchaser or Merger Sub, the Company Board Recommendation with respect to this Agreement and the Merger; (ii) shall have recommended another proposal or offer; (iii) shall have resolved to do any of the foregoing or (iv)

shall have taken a neutral position or made no recommendation with respect to another proposal or offer (other than by Purchaser or Merger Sub) after a reasonable amount of time (and in no event more than ten business days following receipt thereof) has elapsed for the Board of Directors or any committee thereof to review and make a recommendation with respect thereto;

(f)	by the Company (acting at the direction of the Board of Directors):

(i)           if: (A) there is an inaccuracy in any of the representations or warranties of Purchaser or Merger Sub in this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied; or (B) there has been a breach by Purchaser or Merger Sub of any of their respective covenants in this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied (the events described in clauses “(A)” and “(B)” of this sentence being referred to as a “Terminating Purchaser Breach”); provided, however, that if such Terminating Purchaser Breach is curable through the exercise of reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(f)(i) unless such Terminating Purchaser Breach has not been cured within twenty business days after notice thereof is received by Purchaser; or

(ii)           if the Board of Directors makes a Change of Recommendation pursuant to Section 5.1(c); or

(iii)  if from the date of this Agreement through the Closing Date, there shall have been a change, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 7.2         Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the last sentence of Section 5.5, Sections 5.9 and 7.2, and Article 8, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Purchaser, Merger Sub or the Company or their respective directors, officers and Affiliates, except nothing shall relieve any party hereto from liability for any willful, material breach of this Agreement.

ARTICLE 8

Miscellaneous

Section 8.1          Effect of Action of Knowledge of Purchaser Group. Notwithstanding anything to the contrary contained in this Agreement, for purposes of Sections 6.2(a), 6.2(b) and 7.1(c) of this Agreement:

(a)           no representation or warranty of the Company contained in this Agreement shall be deemed to be untrue, incorrect or breached if: (i) such representation or warranty was true and correct as of the date of this agreement, and the failure of the representation or warranty to be true or correct, or the breach of the representation or warranty, was primarily due to an affirmative action of (A) Purchaser or any other Person included in the Purchaser Group, (B) any Person or Persons if and to the extent that such action was requested by, or taken at the direction of Purchaser or any other Person included in the Purchaser Group, or (ii) any facts or circumstances that constitute or would reasonably be expected to give rise to the untruth or inaccuracy in (or breach of) the representation or warranty were within the actual knowledge of Purchaser or any other Person included in the Purchaser Group as of the date of this Agreement or the Closing Date; and

(b)           the Company shall not be deemed to have breached any of its covenants or agreement contained in Section 5.2 of this Agreement if the breach of the covenant or agreement results from any action of (i) Purchaser or any other Person included in the Purchaser Group, (ii) any Person or Persons if and to the extent that such action was requested by, or taken at the acting at the direction of, Purchaser or any other Person included in the Purchaser Group, or (iii) Purchaser or any other Person included in the Purchaser Group was acting or failing to act.

Section 8.2          Nonsurvival of Representations and Warranties. The representations, warranties and agreements in this Agreement shall terminate (a) at the Effective Time, except that the agreements set forth in Article 2 and Sections 5.7, 5.8, and 5.9 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely or (b) except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be.

Section 8.3         Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company and Merger Sub, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company or Merger Sub.

Section 8.4          Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party hereto may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Purchaser or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment or delegation not permitted under this Section shall be null and void.

Section 8.6         Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

Section 8.7          Entire Agreement; No Third-Party Beneficiaries. This Agreement along with its exhibits and schedules: (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; and (b) except for the provisions of Section 5.7, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.8	Governing Law; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

(b)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.9          Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10        Consent to Jurisdiction. Each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of the courts of the State of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Court of Chancery or the Superior Court of the State of Delaware.

Section 8.11        Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day; (c) the first business day after sent by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile); or (d) the third business day after sent by registered mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Purchaser or Merger Sub, to:

Chelsey Direct LLC

152 West 57th Street, New York, NY 10019

Attention: Stuart Feldman

Facsimile No.: 212-765-3112

with a copy to:

Wachtel & Masyr, LLP

110 East 59th Street, New York, NY 10016

Attention: William Wachtel

Facsimile: 212-909-9450

If to the Company, to:

Hanover Direct, Inc.

1500 Harbor Boulevard

Weehawken, NJ 07086

Attention: Daniel J. Barsky, Esq. General Counsel

Facsimile: 201-272-3429

with a copy to:

Dechert LLP

30 Rockefeller Plaza

New York, New York 10112

Attention: Martin Nussbaum, Esq.

Richard Goldberg, Esq.

Facsimile: 212-698-8740

Section 8.12        Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13	Definitions.

(a)           As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Capital Stock” shall mean the Company Common Stock and the Company Series C Preferred Stock.

“Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company Material Adverse Effect” shall mean any change, event, occurrence or circumstance which has a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except for any change, event, occurrence or circumstance (x) that is generally applicable to the industry or markets in which the Company and its Subsidiaries operate and not affecting the Company or any of its Subsidiaries in any materially more adverse manner or degree therefrom, (y) that is generally applicable to the United States economy or securities markets or the world economy or international securities markets or (z) that results directly or indirectly from the public announcement or existence of this Agreement and the transactions contemplated hereby.

“Company Series C Preferred Stock” shall mean the Series C Participating Preferred Stock, $0.01 par value per share, of the Company.

“Company Stock Plans” shall mean the 1999 Stock Option Plan for Directors, the 2002 Stock Option Plan for Directors, the 2004 Stock Option Plan for Directors, 1996 Stock Option Plan and 2000 Management Stock Option Plan.

“Expenses” shall mean all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, including without limitation, the Federal Trade Commission, Consumer Product Safety Commission and the Department of Treasure-Customs.

“Knowledge” of any Person that is not an individual shall mean, with respect to any matter in question, the actual knowledge of such Person’s executive officers and directors; provided, however, that “Knowledge”, as it relates to the Company, its Subsidiaries or their respective officers and directors, shall not include the knowledge of any of the members of the Purchaser Group.

“Material Contract” means the following Contracts to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights or obligations as of the date of this Agreement: (A) each Contract that would be required to be filed as an exhibit to an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date of this Agreement; (B) each loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money is guaranteed by the Company or any of its Subsidiaries or any Contract relating to the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its Subsidiaries; and (C) each lease or rental Contract involving real property.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Public Stockholders” shall mean the Company’s stockholders other than the Purchaser Group and the Persons listed on Schedule A.

“Subsidiary” when used with respect to any party hereto, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” shall mean a bona fide written Takeover Proposal (provided that, for purposes of this definition, the applicable percentages in clauses A, B, C and D of the definition of “Takeover Proposal” shall be 50% rather than 10%), made by a third party, which (A) is on terms and conditions which the Board of Directors determines in its good faith judgment to be more favorable to the Public Stockholders than the Merger and (B) is, in the good faith judgment of the Board of Directors, reasonably capable of being consummated.

“Takeover Proposal” shall mean any proposal or offer from any Person (other than Purchaser and the Purchaser Group and other than proposals or offers made to any member of the Purchaser Group or for any shares of the Company held by any member of the Purchaser Group) providing for any: (A) acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries having a fair market value equal to 10% or more of the Company’s consolidated assets; (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 10% or more of the voting power of the Company; (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of the voting power of the Company; or (D) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company or involving any Subsidiary (or Subsidiaries) (other than: (1) mergers, consolidations, business combinations or similar transactions involving solely the Company and/or one or more Subsidiaries of the Company; and (2) mergers, consolidations, business combinations or similar transactions that if consummated would result in a Person beneficially owning not more than 25% of any class of equity securities of the Company or any of its Subsidiaries).

“Taxes” shall mean: (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other tax of any kind whatsoever; and (B) all interest, penalties, fines, additions to tax or additional amounts, whether or not disputed, imposed by any Taxing Authority in connection with any item described in clause “(A)” of this sentence.

“Tax Return” shall mean any return, report, claim for refund, estimate, information return or statement, tax election or other similar document relating to, filed or required to be filed with any

Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” refers to the transactions contemplated hereby, including the Merger.

The following terms are defined in the section of this Agreement set forth after such term below:

Agreement	First paragraph
Appraisal Shares	2.2
Balance Sheet Date	3.5(c)
Bankruptcy and Equity Exception	3.3(a)
Board of Directors	3.3(a)
Certificate	2.3(a)
Certificate of Merger	1.3
Change of Recommendation	5.1(c)
Closing	1.2
Closing Date	1.2
Company Board Recommendation	3.3(b)
Company Charter Documents	3.3(c)
Company SEC Documents	3.5(a)
Company Stockholder Approval	3.3(d)
Company Stockholders Meeting	5.1(b)
D&O Insurance	5.7(c)
DGCL	1.1
Effective Time	1.3
Eligible Option	2.4
Exchange Act	3.4
Indemnitees	5.7(a)
Goldsmith Agio	3.9
Laws	3.7
Lenders	6.1(c)
Liens	3.3(c)
Merger	Recitals
Merger Consideration	2.1(c)
Option	2.4
Option Consideration	2.4
Outside Date	7.1(b)(i)
Purchaser Material Adverse Effect	4.2
Paying Agent	2.3(a)
Payment Fund	2.3(a)
Per Share Amount	2.1(c)
Proxy Statement	3.4
Restraints	6.1(b)
Schedule 13E-3	3.4
Section 262	2.2
Securities Act	3.3(c)
Subsidiary Documents	3.3(c)
Surviving Corporation	1.1
Terminating Company Breach	7.1(c)
Terminating Purchaser Breach	7.1(f)(i)

Valuation Analysis	3.9

Section 8.14	Interpretation.

(a)           When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All capitalized terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

HANOVER DIRECT, INC.

By:  /s/ Wayne Garten

Name:	Wayne Garten
Title:	President & CEO

CHELSEY DIRECT, LLC

By:  /s/ William Wachtel

Name:	William Wachtel
Title:	Manager

CHELSEY ACQUISITION, INC.

By: /s/ William Wachtel
Name:	William Wachtel
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHELSEY ACQUISITION, INC.

CHELSEY ACQUISITION, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:               The date of filing of Chelsey Acquisition, Inc.’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 20, 2006.

SECOND:         This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of this Corporation such that the text of the Certificate of Incorporation shall now read as follows:

I.	Name. The name of the Corporation is Hanover Direct, Inc.

II.           Registered Office and Registered Agent. The address of the registered office of the Corporation in the State of Delaware is: National Registered Agents, Inc., 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904. The name of the Corporation’s registered agent at such address is: National Registered Agents, Inc.

III.          Corporate Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Corporation Law”).

IV.         Authorized Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is ten thousand (10,000) shares of common stock, par value $.01 per share (the “Stock”). The powers, preferences and rights and the qualifications, limitations and restrictions of the Stock are as set forth below:

1.

Dividends. When, as and if dividends are declared on the Stock, whether payable in cash, in property or in securities of the Corporation, the holders of shares of the Stock shall be entitled to share equally, share for share, in such dividends.

2.

Voting Rights. Except as otherwise provided by law and this Certificate of Incorporation, the holders of shares of the Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation.

3.	No Pre-Emptive Rights. No holder of shares of the Stock shall, except as provided herein, be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

V.           Management of Business. The following provisions are provided for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.

Bylaws. The original Bylaws of the Corporation shall be adopted by the sole incorporator. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

B.

Number and Election of Directors. The number of directors from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. The election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

VI.         Indemnification by the Corporation; Liability of Directors. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Corporation Law, and the Corporation shall indemnify to the fullest extent permitted by Section 145 of the Corporation Law, as amended from time to time, all persons that such Section grants the Corporation the power to indemnify. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 6 shall be prospective only, and shall not affect, to the detriment of any director or other person entitled to indemnification hereunder, any limitation on the personal liability of such person existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly signed by the undersigned, hereby declaring and certifying that the facts herein stated are true, as of the ___ day of ___________, 2006.

CHELSEY ACQUISITION, INC.

By: ___________________________

Name:

Title:

Exhibit B

BY-LAWS

OF

CHELSEY ACQUISITION, INC.

Stockholders

Annual Meetings. Subject to change by resolution of the Board of Directors of the Corporation (the “Board of Directors”), the annual meeting of the stockholders of Chelsey Acquisition, Inc. (the “Corporation”) for the purpose of electing directors and for the transaction of such other business as may be brought before the meeting shall be held on such date and at such time as may be fixed by the Board of Directors. The meeting may be held at such time and such place within or without the State of Delaware as shall be fixed by the Board of Directors and stated in the notice of the meeting.

Special Meetings. Special meetings of the stockholders may be called at any time by the Board of Directors, by the Chairman of the Board of Directors (the “Chairman”), by the President of the Corporation (the “President”) or by any number of stockholders owning an aggregate of not less than twenty-five percent of the number of outstanding shares of capital stock entitled to vote. Special meetings shall be held on the date and at the time and place either within or without the State of Delaware as specified in the notice thereof.

Notice of Meetings. Except as otherwise expressly required by law or the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), written notice stating the place and time of the meeting and, in the case of a special meeting, the purpose or purposes of such meeting, shall be given by the Secretary of the Corporation (the “Secretary”) to each stockholder entitled to vote thereat at his address as it appears on the records of the Corporation (a) in the case of any meeting other than a special meeting, not less than ten nor more than sixty days prior to such meeting and (b) in the case of any special meeting, not less than one day prior to such meeting, except in each case as otherwise provided by law. Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy; and if any stockholder shall, in person or by attorney thereunto duly authorized, waive notice of any meeting, in writing or by telegraph, cable or wireless, whether before or after such meeting be held, the notice thereof need not be given to him. The attendance of any stockholder at a meeting, in person or by proxy, without protesting at the beginning of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him. Notice of any adjourned meeting of stockholders need not be given except as provided in SECTION 5 of this ARTICLE I.

Quorum. The presence at any meeting of stockholders, in person or by proxy, of the holders of a majority of the shares then issued and outstanding and entitled to vote shall be necessary and sufficient to constitute a quorum for the transaction of business, except as otherwise provided by law.

Adjournment. At any meeting of stockholders, whether or not there shall be a quorum present, the holders of a majority of shares voting at the meeting, whether present in person at the meeting or represented by proxy at the meeting, may adjourn the meeting from time to time. Except as provided by law, notice of such adjourned meeting need not be given otherwise than by announcement of the time and place of such adjourned meeting at the meeting at which the adjournment is taken. At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting.

Organization. The Chairman or, in his absence or non-election, the President or, in the absence of both of the foregoing officers, a Vice President of the Corporation shall call meetings of the stockholders to order and shall act as chairman of such meetings. In the absence of the Chairman, the President, or a Vice President, the holders of a majority in number of the shares of the capital stock of the Corporation present in person or represented by proxy and entitled to vote at such meeting shall elect a chairman, who may be the Secretary. The Secretary shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary, the Chairman may appoint any person to act as secretary of the meeting.

Voting. Each stockholder shall, except as otherwise provided by law or by the Certificate of Incorporation, at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of capital stock entitled to vote held by such stockholder, but no proxy shall be voted on after three years from its date, unless said proxy provides for a longer period. Upon the demand of any stockholder, the vote for directors and the vote upon any matter before the meeting shall be by ballot. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, all elections for directors shall be decided by plurality vote; all other matters shall be decided by a majority of the votes cast thereon.

Stockholders List. A complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order, with the address of each and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for, in the case of any meeting other than a special meeting, a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole thereof and may be inspected by any stockholder who is present.

Addresses of Stockholders. Each stockholder shall designate to the Secretary an address at which notices of meetings and all other corporate notices may be served upon or mailed to him, and if any stockholder shall fail to designate such address, corporate notices may be served upon him by mail directed to him at his last known post office address.

Inspectors of Election. The Board of Directors may at any time appoint one or more persons to serve as Inspectors of Election at the next succeeding annual meeting of stockholders or at any other meeting or meetings and the Board of Directors may at any time fill any vacancy in the office of Inspector. If the Board of Directors fails to appoint Inspectors, or if any Inspector appointed is absent or refuses to act or if his office becomes vacant and is not filled by the Board of Directors, the chairman of any meeting of the stockholders may appoint one or more temporary Inspectors for such meeting. All proxies shall be filed with the Inspectors of Election of the meeting before being voted upon.

Action by Consent. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any meeting of stockholders, or any action which may be taken at any meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Board of Directors

General Powers. The property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors.

Number, Qualification and Term of Office. The number of directors shall be such as the Board of Directors may by resolution direct from time to time. Each director shall hold office for the term for which he is appointed or elected and until his successor shall have been elected and shall be qualified, or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The Chairman, if one be elected, shall be chosen from among the directors. The first Board of Directors shall consist of one (1) director until changed as herein provided.

Quorum and Manner of Action. Except as otherwise provided by law, the Certificate of Incorporation, or these By-laws, a majority of the Board of Directors shall be required to constitute a quorum for the transaction of business at any meeting, and the act of a majority of the directors present and voting at any meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time until a quorum be had. Notice of any adjourned meeting need not be given. The directors shall act only as a board and individual directors shall have no power as such.

Place of Meeting, etc. The Board of Directors may hold its meetings, have one or more offices and keep the books and records of the Corporation at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine or as shall be specified or fixed in the respective notices or waivers of notice thereof.

Regular Meetings. A regular meeting of the Board of Directors shall be held for the election of officers and the transaction of other business as soon as practicable after each annual meeting of stockholders, and other regular meetings of said Board shall be held at such times and places as said Board shall direct. No notice shall be required for any regular meeting of the Board of Directors but a copy of every resolution fixing or changing the time or place of regular meetings shall be mailed to every director at least three days before the first meeting held in pursuance thereof.

Special Meetings. Special meetings of the Board of Directors may be called by the Chairman, the President, a Vice President of the Corporation or any director of the Corporation, or by the stockholders of the Corporation at the next annual meeting or any special meeting called for that purpose. The Secretary or any Assistant Secretary shall give notice of the time and place of each special meeting by mailing a written notice of the same to each director at his last known post office address at least one day before the meeting or by causing the same to be delivered personally or to be transmitted by telegraph, cable, wireless, telephone or orally within twenty-four hours prior to the meeting to each director. In case all the directors shall die or resign or be removed or disqualified, any stockholder having voting powers may call a special meeting of the stockholders, upon notice given as herein provided, at which directors may be elected.

Waiver of Notice. Whenever any notice is required to be given under the provisions of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws, a waiver thereof, signed by the director entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a director at a meeting, whether telephonically or otherwise as permitted by applicable law, shall be deemed equivalent to a written waiver of notice of such a meeting.

Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or committee.

Organization. At each meeting of the Board of Directors, the Chairman or, in his absence or non-election, a director chosen by a majority of the directors present shall act as Chairman. The Secretary or, in his absence, an Assistant Secretary of the Corporation or, in the absence of both the Secretary and an Assistant Secretary of the Corporation, any person appointed by the Chairman shall act as secretary of the meeting.

Resignations. Any director of the Corporation may resign at any time by giving written notice to the Board of Directors, the President or the Secretary of the Corporation. The resignation of any director shall take effect at the time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Removal of Directors. Except as otherwise provided by law or the Certificate of Incorporation, any director may be removed, either with or without cause, at any time by the affirmative vote of a majority in interest of the holders of record of the stock having voting power at an annual meeting or at a special meeting of the stockholders called for that purpose; and the vacancy in the Board of Directors caused by any such removal may be filled by the stockholders at such meeting or by the Board of Directors in the manner provided in SECTION 11 of this ARTICLE II.

Vacancies. Any vacancy in the Board of Directors caused by death, resignation, removal (whether or not for cause), disqualification, an increase in the number of directors or any other cause may be filled by the majority vote of the remaining directors of the Corporation at the next annual meeting, any regular meeting or any special meeting called for the purpose. Each director so elected shall hold office for the unexpired term or for such lesser term as may be designated and until his successor shall be duly elected and qualified, or until his death or until he shall resign or shall have been removed in the manner herein provided.

Compensation of Directors. Directors may receive such sums for their services and expenses as may be directed by resolution of the Board of Directors; provided that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for their services and expenses.

Committees. By resolution or resolutions passed by a majority of the whole Board of Directors at any meeting of the Board of Directors, the directors may designate one or more committees, each committee to consist of one or more directors. To the extent provided in said resolution or resolutions, unless otherwise provided by law, such committee or committees shall have and may exercise all of the powers of the Board of Directors in the management of the business and affairs of the Corporation, including the power and authority to authorize the seal of the Corporation to be affixed to all papers which may require it. In no event, however, shall any action that requires the approval of 100% of the directors then in office be taken by a committee consisting of less than all the directors then in office. Further, the Board of Directors may designate one or more directors as alternate members of a committee who may replace an absent or disqualified member at any meeting. A committee may make such rules for the conduct of its business and may appoint such committees and assistants as it shall from time to time deem necessary. A majority of the members of a committee shall constitute a quorum for the transaction of business of such committee. Regular meetings of a committee shall be held at such times as such committee shall from time to time by resolution determine. No notice shall be required for any regular meeting of a committee but a copy of every resolution fixing or changing the time or place of regular meetings shall be mailed to every member of such committee at least three days before the first meeting held in pursuance thereof. Special meetings of a committee may be called by the chairman of such committee or the secretary of such committee, or any member thereof.

Participation in Meetings. Members of the Board of Directors or of any committee may participate in any meeting of the Board of Directors or committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Officers

Number. The officers of the Corporation shall be a President, a Treasurer and a Secretary. In addition, the Board of Directors may elect a Chairman of the Board of Directors, and one or more Vice Presidents and such other officers as may be appointed in accordance with the provisions of SECTION 3 of this ARTICLE III. Any number of offices may be held by the same person.

Election, Term of Office and Qualification. The officers shall be elected by the Board of Directors. Each officer, except such officers as may be appointed in accordance with the provisions of SECTION 3 of this ARTICLE III, shall hold office until his successor shall have been duly elected and qualified, or until his death or until he shall have resigned or shall have become disqualified or shall have been removed in the manner hereinafter provided.

Subordinate Officers. The Board of Directors or the President may from time to time appoint such other officers, including one or more Assistant Treasurers and one or more Assistant Secretaries, and such agents and employees of the Corporation as may be deemed necessary or desirable. Such officers, agents and employees shall hold office for such period and upon such terms and conditions, have such authority and perform such duties as in these By-laws provided or as the Board of Directors or the President may from time to time prescribe. The Board of Directors or the President may from time to time authorize any officer to appoint and remove agents and employees and to prescribe the powers and duties thereof.

Removal. Any officer may be removed, either with or without cause, by the Board of Directors or, except in case of any officer elected by the Board of Directors, by any committee or superior officer upon whom the power of removal may be conferred by the Board of Directors or by these By-laws.

Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, the President or the Secretary. Any such resignation shall take effect at the date of receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled for the unexpired portion of the term in the manner prescribed in these By-laws for regular election or appointment to such office.

Chairman of the Board. The Chairman shall preside, if present, at all meetings of the stockholders and at all meetings of the Board of Directors and shall perform such other duties and have such other powers as from time to time may be assigned to him by the Board of Directors or prescribed by these By-laws.

President. The President shall have general direction of the affairs of the Corporation and general supervision over its several officers, subject, however, to the control of the Board of Directors. The President shall at each annual meeting and from time to time report to the stockholders and the Board of Directors all matters within his knowledge which the interest of the Corporation may require to be brought to their notice, may sign with the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary any or all certificates of stock of the Corporation, shall preside, in the absence of the Chairman, at all meetings of the stockholders and at all meetings of the Board of Directors, shall have the power to sign and execute in the name of the Corporation all contracts or other instruments authorized by the Board of Directors, except in cases where the signing and execution thereof shall be expressly delegated or permitted by the Board of Directors or by these By-laws to some other officer or agent of the Corporation, and in general shall perform all duties, and have such powers incident to the office of President and perform such other duties and have such other powers as from time to time may be assigned to him by the Board of Directors or the Chairman or prescribed by these By-laws.

Vice Presidents. Each Vice President shall have such powers and shall perform such duties as may from time to time be assigned to him by the Board of Directors or by the President, and shall have the power to sign and execute in the name of the Corporation all contracts or other instruments authorized by the Board of Directors, except where the Board of Directors or the By-laws shall expressly delegate or permit some other officer to do so. A Vice President may also sign with the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary certificates of stock of the Corporation and shall have such other powers and shall perform such other duties as from time to time may be assigned to him by the Board of Directors, the Chairman of the Board or the President or prescribed by these By-laws.

Secretary. The Secretary shall keep or cause to be kept, in books provided for the purpose, the minutes of the meetings of the stockholders, the Board of Directors and any committee when so required, shall see that all notices are duly given in accordance with the provisions of these By-laws and as required by law, shall be custodian of the records and the seal of the Corporation and see that the seal is affixed to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-laws, shall keep or cause to be kept a register of the post office address of each stockholder, may sign with the President or any Vice President certificates of stock of the Corporation, and in general shall perform such duties and have such powers incident to the office of Secretary and shall perform such other duties and have such other powers as from time to time may be assigned to him by the Board of Directors, the Chairman or the President or prescribed by these By-laws.

Assistant Secretaries. Any Assistant Secretary shall, at the request of the Secretary or in his absence or disability, perform the duties of the Secretary and when so acting shall have all the powers of, and be subject to all the restrictions upon, the Secretary and shall perform such other duties and have such other powers as from time to time may be assigned to him by the President, the Secretary or the Board of Directors or prescribed by these By-laws.

Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds and securities of the Corporation, and deposit all such funds in the name of the Corporation in such banks, trust companies or other depositaries as shall be selected in accordance with the provisions of these By-laws, shall at all reasonable times exhibit his books of account and records, and cause to be exhibited the books of account and records of any corporation controlled by the Corporation to any of the directors of the Corporation upon application during business hours at the office of the Corporation, or such other corporation where such books and records are kept, shall render a statement of the condition of the finances of the Corporation at all regular meetings of the Board of Directors and a full financial report at the annual meeting of the stockholders, shall, if called upon to do so, receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, may sign with the President or any Vice President certificates of stock of the Corporation, and in general shall perform such duties and have such powers incident to the office of Treasurer and such other duties and have such other powers as from time to time may be assigned to him by the Board of Directors or the President or prescribed by these By-laws.

Assistant Treasurers. Any Assistant Treasurer shall, at the request of the Treasurer or in his absence or disability, perform the duties of the Treasurer and when so acting shall have all the powers of, and be subject to all the restrictions upon, the Treasurer and shall perform such duties and have such other powers as from time to time may be assigned to him by the President, the Treasurer or the Board of Directors or prescribed by these By-laws.

Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors. No officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.

Contracts Checks, Drafts, Bank Accounts, Etc.

Execution of Contracts. Except as otherwise provided in these By-laws, the Board of Directors may authorize any officer or officers, employee or employees or agent or agents of the Corporation to enter into any contract or execute and deliver any instrument, on behalf and in the name of the Corporation, and such authority may be general or confined to specific instances; and, unless so authorized by the Board of Directors or by a committee appointed in accordance with the provisions of these By-laws or otherwise by these By-laws, no officer, employee or agent shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or render it liable for any purpose or amount.

Checks, Drafts, etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, employee or employees or agent or agents of the Corporation as shall from time to time be determined by resolution of the Board of Directors.

Deposits. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositaries as the Board of Directors or committee appointed by the Board of Directors may designate from time to time or as may be designated from time to time by any officer or officers, employee or employees or agent or agents of the Corporation to whom such power may be delegated by the Board of Directors; and for the purpose of such deposit, the Chairman of the Board, the President, or a Vice President, or the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary may endorse, assign and deliver checks, drafts and other orders for the payment of money which are payable to the order of the Corporation.

General and Special Bank Accounts. The Board of Directors or committee appointed by the Board of Directors may authorize from time to time the opening and keeping with such banks, trust companies or other depositaries as it may designate of general and special bank accounts and may make such special rules and regulations with respect thereto, not inconsistent with the provisions of these By-laws, as it may deem expedient.

Proxies. Except as otherwise provided in these By-laws or in the Certificate of Incorporation, and unless otherwise provided by resolution of the Board of Directors, the President may from time to time appoint an attorney or attorneys, or agent or agents, of the Corporation, on behalf and in the name of the Corporation, to cast the votes which the Corporation may be entitled to cast as a stockholder or otherwise in any other corporation any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed on behalf and, in the name of the Corporation and under its corporate seal, or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.

Shares and Their Transfer

Certificates of Stock. Certificates for shares of the capital stock of the Corporation shall be in such form not inconsistent with law as shall be approved by the Board of Directors. They shall be numbered in order of their issue and shall be signed by the Chairman, the President or any Vice President and the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary of the Corporation. In case any officer, transfer agent or registrar who shall have signed shall cease to be such officer, transfer agent or registrar whether because of death, resignation or otherwise, before such certificate or certificates shall have been issued, such certificate or certificates may nevertheless be issued by the Corporation as though the person or persons who signed such certificate or certificates had not ceased to be such officer or officers of the Corporation.

Transfer of Stock. Transfer of shares of the capital stock of the Corporation shall be made only on the books of the Corporation by the holder thereof, or by his attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary of the Corporation, or a transfer agent of the Corporation, if any, and on surrender of the certificate or certificates for such shares properly endorsed. A person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof as regards the Corporation, and the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Lost, Destroyed and Mutilated Certificates. The holder of any stock issued by the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor or the failure to receive a certificate of stock issued by the Corporation, and the Board of Directors or the Secretary of the Corporation may, in its or his discretion, cause to be issued to such holder a new certificate or certificates of stock, upon compliance with such rules, regulations and/or procedures as may be prescribed or have been prescribed by the Board of Directors with respect to the issuance of new certificates in lieu of such lost, destroyed or mutilated certificate or certificates of stock issued by the Corporation, including the posting with the Corporation of a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Transfer Agent and Registrar; Regulations. The Corporation shall, if and whenever the Board of Directors shall so determine, maintain one or more transfer offices or agencies, each in the charge of a transfer-agent designated by the Board of Directors, where the shares of the capital stock of the Corporation shall be directly transferable, and also one or more registry offices, each in the charge of a registrar designated by the Board of Directors, where such shares of stock shall be registered, and no certificate for shares of the capital stock of the Corporation, in respect of which a Registrar and/or Transfer Agent shall have been designated, shall be valid unless countersigned by such Transfer Agent and registered by such Registrar, if any. The Board of Directors shall also make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates for shares of the capital stock of the Corporation.

Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, to express consent to corporate action in writing without a meeting, to receive payment of any dividend or other distribution or allotment of any rights, to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action, and only such stockholders as shall be stockholders of record of the date so fixed shall be entitled to such notice of and to vote at such meeting and any adjournment thereof, to express consent to any such corporate action, to receive payment of such dividend or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

Seal

The Board of Directors shall provide a suitable seal containing the name of the Corporation, which seal shall be in the charge of the Secretary and which may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced. If and when so directed by the Board of Directors, a duplicate of the seal may be kept and be used by an officer of the Corporation designated by the Board of Directors.

Miscellaneous Provisions

Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year unless and until changed by resolution of the Board of Directors.

Waivers of Notice. Whenever any notice of any nature is required by law, the provisions of the Certificate of Incorporation or these By-laws to be given, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

Qualifying in Foreign Jurisdiction. The Board of Directors shall have the power at any time and from time to time to take or cause to be taken any and all measures which they may deem necessary for qualification to do business as a foreign corporation in any one or more foreign jurisdictions and for withdrawal therefrom.

Indemnification. The Corporation shall, to the full extent permitted by the laws of the State of Delaware, as amended from time to time, indemnify all directors and officers whom it has the power to indemnify pursuant thereto.

Amendments

These By-laws shall be subject to amendment, alteration or repeal, and new By-laws not inconsistent with any provision of the Certificate of Incorporation or any provision of law, then in effect, may be made, either by (i) the affirmative vote of the holders of record of a majority of the outstanding shares of the Common Stock of the Corporation entitled to vote in respect thereof, given at an annual meeting or at any special meeting, provided that notice of the proposed alteration or repeal or of the proposed new By-laws be included in the notice of such meeting, or (ii) the affirmative vote of a majority of the members of the Board of Directors at any regular or special meeting.